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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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AMERITRADE HOLDING CORPORATION

(Name of Registrant as Specified In Its Charter)

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Filed by Ameritrade Holding Corporation
Pursuant to Rule 14a-12 under the
Securities Exchange Act of 1934
Subject Company: Ameritrade Holding Corporation
Commission File No.: 000-49992

This filing consists of the following materials:

(1)	Fact Sheet relating to the transaction posted to the website of Ameritrade Holding Corporation (“Ameritrade”).

(2)	Fact Sheet relating to Ameritrade posted to Ameritrade’s website.

(3)	Fact Sheet relating to The Toronto Dominion Bank Financial Group posted to Ameritrade’s website.

(4)	Fact Sheet relating to TD Waterhouse U.S.A. posted to Ameritrade’s website.

Ameritrade — TD Waterhouse USA Acquisition Announcement

Fact Sheet

Overview:

Ameritrade Holding Corporation and TD Bank Financial Group today announced that they have entered into a definitive agreement for Ameritrade to acquire TD’s U.S. brokerage business TD Waterhouse U.S.A. The transaction combines highly complementary franchises to create the largest online retail broker as measured by the average number of retail equity trades per day, with the scale, breadth and financial strength to be a leading player in the increasingly competitive and consolidating investor services industry. The transaction is expected to create significant cost synergies, revenue opportunities and value creation for shareholders and builds upon Ameritrade’s strong track record as a leading industry consolidator, creating an even more robust platform for future consolidation and growth.

Terms of Deal:

The principal terms of the transaction include the following:

•	In exchange for the U.S. brokerage business of TD Waterhouse U.S.A., TD Bank Financial Group will receive approximately 32 percent ownership in TD Ameritrade;

•	Ameritrade shareholders will receive a special cash dividend of $6.00 per share, subject to closing. The dividend will be funded with additional Ameritrade borrowings, excess cash and from capital contributed to TD Waterhouse U.S.A. by TD Bank Financial Group prior to closing;

•	TD Bank Financial Group will acquire Ameritrade’s Canadian brokerage operations for $60 million (U.S.) in cash; and

•	Joe Moglia will become chief executive officer of TD Ameritrade.

In connection with the transaction, Ameritrade, TD Bank Financial Group and members of the Ricketts family entered into a shareholder agreement generally relating to corporate governance and stock ownership matters. Principal terms include:

•	A twelve member classified board, including three designees of the Ricketts family, five designees of TD Bank Financial Group, the chief executive officer of TD Ameritrade and three independent directors. The number of directors that the Ricketts family and TD Bank Financial Group may designate will be reduced if their stock ownership falls below specified levels.

•	Immediately following closing, TD Bank Financial Group will commence a tender offer for an additional 7.9 percent of out standing shares at a price of $16 per share. J. Joe Ricketts may also participate in the offer.

•	TD Bank Financial Group has agreed, with certain exceptions, to limit their ownership to a maximum of 39.9 percent for three years from the closing and to a maximum of 45 percent from years four through ten. J. Joe Ricketts has agreed to limit the family ownership to 29 percent for ten years from closing.

Benefits for Clients:

TD Ameritrade will provide a broad range of financial services for clients from the active trader to those seeking investment advice. By combining Ameritrade’s industry-leading active trading platform with TD Waterhouse U.S.A.’s premier investing solutions, branch network and leading registered investment advisors business, the Company’s entire client base will be able to make the most of its trading and investing future.

Benefits for Shareholders:

This opportunity accelerates Ameritrade’s long-term investor strategy with access to branches and advice while maintaining industry-leading pre-tax margin and fits with Toronto Dominion Bank Financial Group’s commitment to the online brokerage business while giving the company the option of further growth. The transaction is expected to create immediate value for shareholders by generating substantial cost synergies and deliver a more diverse revenue mix by shifting to an asset-gathering model. Ameritrade expects the acquisition to be accretive within twelve months following the closing and expects to realize approximately $578 million of gross synergies (1) , including cost savings and increased revenue opportunities, within six quarters after the closing.

Management of Ameritrade and TD Waterhouse U.S.A. believe that had they operated as a single entity for the twelve months ended March 25, 2005 with the benefit of 100% of the expected synergies, the combined company would have achieved the following:

•	Average client trades per day of approximately 239,000, the highest number among its publicly traded peers

•	Pre-tax Margin of approximately 52%, giving the combined company the best pre-tax margin of its publicly traded peers

•	Annual Revenue of more than $1.8 billion

•	Annual Net income of $557 million or $0.92 per diluted share

•	Third largest provider of services to Registered Investment Advisors with more than $42 billion in assets

•	Third largest account base in the industry with approximately 5,931,000 Total accounts; 3,248,000 Qualified Accounts(2); and

•	Approximately $219 billion of client assets(3)

Combined Operating Metrics

As of or for the quarter ended March 2005

					TD Ameritrade (as adjusted)
Average client trades per day	164,000		75,000		239,000

Annualized trades per account	11.5		8.5		10.3

Activity rate	4.5%		3.3%		4.0%

Client margin balance	$3.7		$3.6		$7.3

Client cash balance (1)	$12.7		$21.6		$34.3

Qualified accounts (2)	1,721,000		1,527,000		3,248,000

Total accounts	3,652,000	(3)	2,279,000	(4)	5,931,000

Equities & other assets	$66.0		$75.2		$141.2
Assets in mutual funds	5.5		30.1		35.6
Assets in RIA accounts	4.1		38.1		42.2

Total client assets	$75.6		$143.4		$219.0

RIA relationships	1,400		2,600		4,000

Branches	4		143		147

Ameritrade metrics adjusted for the sale of Ameritrade Canada

$ in Billions

(1)	Client credit balances and money market funds

(2)	Qualified accounts are all open client accounts with a total liquidation value of $2,000 or more, except Clearing accounts.

(3)	Total accounts for Ameritrade are all open client accounts (funded and unfunded), except Clearing accounts.

(4)	Total accounts for TD Waterhouse USA are all funded client accounts.

Board Breakdown:

The initial board of directors will include J. Joe Ricketts, Ameritrade founder and chairman of the combined company, vice-chairman Ed Clark, the CEO of TD Bank Financial Group, TD Ameritrade CEO Joe Moglia, J. Peter Ricketts, president and chief operating officer of TD Ameritrade and Thomas S. Ricketts. The remaining TD representatives and three independent members will be selected prior to closing.

Revenue Opportunities:

			Current			Expected			Benefit
										% of Total
	Combined								Add’l	Balance
	Balances		Yield	Cost	Net	Yield	Cost	Net	Yield	Extended	$M
Interest Earning Assets:
MMF Sweep	$13.0		0.80%	0.00%	0.80%	3.81%	0.96%	2.85%	2.05%	15%	$41
MMDA	9.2		2.81%	0.96%	1.85%	3.81%	0.96%	2.85%	1.00%	85%	78
Free Credits	6.2		2.37%	0.37%	2.00%	3.81%	0.37%	3.44%	1.44%	85%	76
Margin Debt	7.3		5.47%		5.47%	5.47%		5.47%	0.00%		—
Securities Lending	—	(1)	0.00%		0.00%	0.50%		0.50%	0.50%		5

Subtotal Interest Earning Assets	$35.7

									Total		$200
Other Client Assets:
Equities	$139.4
Fixed Income	8.3
Mutual Funds	35.6

Subtotal Other Client Assets	$183.3

Total Client Assets	$219.0

(1) Assumed $1B of securities.

Assets in Billions

Balances as of March 2005 Expense Synergies

Expense Synergies:

	LTM Mar 05
	Adjusted	TD Waterhouse	TD Ameritrade	Full
	Ameritrade(1)	USA(2)	Combined	Synergies	As Adjusted
Comp & Benefits	$162	$278	$440	$(137)	$304
Clearing & Execution	25	76	101	(65)	37
Communications	38	13	52	(2)	50
Occupancy & Equipment	41	52	94	(12)	82
Depreciation & Amort	23	41	64	(29)	35
Prof Services	31	32	63	(16)	47
Other	16	74	90	(68)	22

Exp Excl Advertising	$337	$566	$903	$(328)	$575

Advertising	96	77	173	(50)	123

Total Expenses	$433	$643	$1,076	$(378)	$698

$	in Millions

(1)	Adjusted for the sale of Ameritrade Canada

(2)	Estimated breakout of expenses by Ameritrade expense categories

(1) Last twelve months ended March, 2005. Synergies expected to be realized over 18 months (Yr1: 40%, Yr2: 90%, Yr3: 100%).

(2) For the quarter ended March, 2005. Source: Ameritrade, Waterhouse, E*Trade, and Schwab reports publicly filed by each entity for the quarter ended 03/05. Quarterly trading volume numbers for E*Trade are retail daily average revenue trades, which excludes professional trades. The numbers for Schwab are daily average revenue trades, which includes all client trades that generate commission revenue or revenue from principal mark-ups (i.e., fixed income), including trades of equities, options, fixed income securities, and mutual funds that generate transaction fees, and excluding Mutual Fund OneSource trades and other asset-based trades. The numbers for AMTD and TD Waterhouse U.S.A. are average daily trades, which include all client trades of equities, options, mutual funds and debt instruments.

(3) Source: Pre-tax margin in Ameritrade, Waterhouse, E*Trade, and Schwab reports publicly filed by each entity for the last twelve months ended 03/05.

(4) Source: Total account values listed in Ameritrade, Waterhouse, E*Trade, and Schwab reports publicly filed by each entity for the quarter ended 03/05. Total Accounts for Ameritrade include all open client accounts (funded and unfunded), except clearing accounts. Total accounts for TD Waterhouse U.S.A. are all funded client accounts. Qualified Accounts include all open client accounts with a total liquidation value greater than or equal to $2,000, except clearing accounts. See Glossary of Terms on the Company’s web site at www.amtd.com <http://www.amtd.com> for additional information.

(5) Cerulli Associates May, 2005, RIA Service Agent Survey.

(6) Ameritrade, Inc., a subsidiary of Ameritrade Holding Corporation, is a member NASD/SIPC. TD Waterhouse Investor Services, Inc. is a member NYSE/SIPC.

Safe Harbor

This document contains forward-looking statements that involve risks and uncertainties. For example, statements related to expected synergies of TD Ameritrade, including cost savings and revenue opportunities, and the timing of the synergy realization; the expected accretive nature of the transaction and the timing of the accretion; the service offerings of TD Ameritrade; the expected benefits to stockholders and customers; future consolidation and growth; the expected financial and operational performance of TD Ameritrade, including pre-tax margin; industry rankings and competitive position; realization of Ameritrade’s strategy; execution of integration plans; management and organizational structure; the dividend to be paid to Ameritrade stockholders; and other statements that are not historical facts, are all forward-looking statements. These statements reflect only our current expectations and are not guarantees of future performance or results. Various factors could cause actual results to differ materially from those anticipated by the forward-looking statements. These factors include the possibility that the necessary stockholder and regulatory approvals are not obtained; that the transaction does not close when expected or at all, or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; that the bank sweep agreement does not obtain regulatory approval; that financing will not be available to fund the dividend or, if available, will be at a higher interest rate than expected; that prior to the closing of the proposed transaction, the businesses of the companies suffer due to uncertainty; that TD Ameritrade is unable to transition customers, successfully execute its integration strategies, or achieve planned synergies, or that the occurrence of these events takes longer than expected; that management is unable to accurately forecast the anticipated financial results of TD Ameritrade or the timing of when those results will be realized; that TD Ameritrade is unable to compete successfully in this highly competitive and rapidly changing marketplace; that the parties are unable to retain employees that are key to the operations of the combined business; and that TD Ameritrade is unable to identify and realize future consolidation and growth opportunities. These and other risks that could cause actual results to differ materially from those described in the forward-looking statements are detailed from time to time in the documents filed by Ameritrade with the Securities and Exchange Commission, including Ameritrade’s most recent form 10-K and 10-Q.

Additional Information and Where to Find It

In connection with the proposed transaction, Ameritrade will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF AMERITRADE ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations at www.amtd.com, or by mail at Ameritrade Investor Relations, 4211 S. 102 Street, Omaha, NE 68124, or by Telephone: 800-237-8692. In addition, documents filed with the SEC by Ameritrade are available free of charge at the SEC’s web site at www.sec.gov.

Ameritrade Holding Corporation, Toronto Dominion Bank, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Ameritrade in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the proxy statement of Ameritrade described above. Information regarding Ameritrade’s directors and executive officers is also available in its proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on January 24, 2005. This document is available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Ameritrade as described above. Information regarding Toronto Dominion’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2004, which was filed with the SEC on December 13, 2004, and in its notice of annual meeting and proxy circular for its 2005 annual meeting, which was filed with the SEC on February 17, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov and by directing a request to The Toronto-Dominion Bank, c/o TD Bank Financial Group, 66 Wellington Street West, Toronto, ON M5K 1A2, Attention: Investor Relations (416) 308-9030.

The tender offer for outstanding shares of Ameritrade common stock described in this presentation has not commenced. At the time the tender offer is commenced, The Toronto-Dominion Bank and certain members of the Ricketts family, if they participate in the tender offer, will file a tender offer statement on Schedule TO with the SEC, and Ameritrade will file a solicitation/recommendation statement on Schedule 14D-9. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that Ameritrade’s security holders should read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Ameritrade’s security holders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC in connection with the tender offer) will be available at no charge on the SEC’s web site at www.sec.gov.

ABOUT AMERITRADE
For 30 years, Ameritrade Holding Corporation has provided investment services to self-directed individuals through its brokerage subsidiaries. Ameritrade develops and provides innovative products and services tailored to meet the varying investing and portfolio management needs of individual investors and institutional distribution partners. A brokerage industry leader, Ameritrade, Inc.,1 a subsidiary of Ameritrade Holding Corporation, recently received a four-star rating in the 2005 Barron’s Review of Online Brokers for its Apex active trader program. For more information, please visit www.amtd.com.

March 2005 Quarter Results

•	Net income of $71.0 million, or $0.17 per diluted share

•	Operating margin* of $144.1 million, or 62 percent of net revenues

•	Pre-tax income of $116.7 million, or 50 percent

•	Net revenues of $232.5 million

•	88,000 new accounts opened; 50,000 closed accounts; 1,730,000 Qualified Accounts**

•	Average client trades per day of approx. 167,000

•	Client assets of approx. $75.6 billion

•	Average client margin balances of approx. $3.7 billion; Quarter ending balances of approx. $3.7 billion

Financial Highlights

					YTD
FISCAL YEAR ENDED	2001	2002	2003	2004	Mar 05
Net Revenues (millions)	$454.7	$430.8	$713.3	$880.1	$494.5
Operating Margin* (millions)	$93.2	$117.9	$318.7	$542.7	$314.7
Advertising (millions)	$148.0	$72.6	$90.4	$100.4	$50.6
Net Income (Loss) (millions)	$(91.2)	$(29.0)	$(136.6)	$272.3	$163.6
Earnings (Loss) per Share—Diluted	$(0.49)	$(0.13)	$(0.32)	$0.64	$0.40
Average Client Trades per Day	102,413	84,564	143,470	167,958	169,000
Total Accounts	1,951,000	3,001,000	3,171,000	3,520,000	3,665,000
Qualified Accounts**	—	1,211,000	1,520,000	1,677,000	1,730,000
Client Assets (billions)	$26.1	$33.9	$54.8	$68.8	$75.6
Weighted Average Shares Outstanding—Diluted (millions)	185.8	227.3	432.5	427.0	412.8
Stock Price (at period end)	$4.01	$3.90	$11.97	$11.68	$10.17

Datek Results are included beginning September 9, 2002

*see Reconciliation of Financial Measures

**Client accounts with a total liquidation value of $2,000 or more, except Clearing Accounts. Historical data available from September 2002.

***All open accounts (funded and unfunded) except clearing accounts.

Reconciliation of Financial Measures (in millions)

						YTD
FISCAL YEAR ENDED	2001	2002	2003	2004	Mar Q 05	Mar 05
Operating Margin	$93,274	$117,930	$318,670	$542,687	$144,055	$314,725
Less:
Advertising	(148,009)	(72,638)	(90,415)	(100,364)	(27,525)	(50,635)
Gain/(loss) on disposal of property	(999)	(403)	5,093	(1,166)	148	246
Gain on sale of investments	9,692	0	0	0	0	0
Restructuring and asset impairment charges	(38,268)	(63,406)	(5,991)	0	0	0
Debt conversion expense	(62,082)	0	0	0	0	0

Pre-tax income	$(146,392)	$(18,517)	$227,357	$441,157	$116,678	$264,336

Note: The term “GAAP”in the following explanation refers to generally accepted accounting principles in the United States.

Operating margin is considered a Non-GAAP financial measure as defined by SEC Regulation G. We define operating margin as pre-tax income, adjusted to remove advertising expense and any unusual gains or charges. We consider operating margin an important measure of the financial performance of our ongoing business. Advertising spending is excluded from operating margin because it is largely at the discretion of the Company, varies significantly from period to period based on market conditions and relates to the acquisition of future revenues through new accounts rather than current revenues from existing accounts. Unusual gains and charges are excluded from operating margin because we believe they are not likely to be indicative of the ongoing operations of our business. Operating margin should be considered in addition to, rather than as a substitute for, pre-tax income and net income.

Company Organization

Ameritrade’s Client Experience Group utilizes an outside-in perspective to deliver client-driven products and services aimed at providing a superior, value-priced experience for active traders, long-term investors and registered investment advisors.

Ameritrade® has historically been our core offering for self-directed retail investors. We offer sophisticated tools and services, including Ameritrade StreamerTM, Ameritrade command center, SnapTicketTM, Trade TriggersTM and Ameritrade Advanced AnalyzerTM. We offer Ameritrade ApexTM for clients that place an average of 5 trades per month over a three-month period or have a $100,000 total account value. Apex clients receive free access to services that are normally available on a subscription basis and access to exclusive services and content.1

Ameritrade Plus™ is designed for self-directed clients seeking long-term portfolio management tools and a higher degree of personalized client service. Clients have access to a comprehensive suite of portfolio management tools for long-term investing strategies. Clients of Ameritrade Plus with an account value over $5,000 have access to a dedicated account executive.

Ameritrade Izone is a streamlined version of Ameritrade designed exclusively for self-sufficient investors who prefer managing their accounts online. Clients forgo traditional support and service in favor of a purely electronic brokerage experience with low online commissions.

Ameritrade Canada provides Canadian resident clients with fast and low-cost U.S. equity trading.

Ameritrade Advisor Services™ offers a low-cost alternative for independent financial advisors and registered investment advisors.

Ameritrade Corporate Services™ provides self-directed brokerage services to employees and executives of corporations, either directly in partnership with the corporation or through joint marketing relationships with third-party administrators, such as 401(k) providers and employee benefit consultants.

RECENT MILESTONES

May 2005 Ameritrade celebrates 30 years of providing individual investors with the tools they need to pursue their financial goals

March 2005 Ameritrade firmly aligns operations with client centric strategy, creating new Client Experience Group

March 2005 Ameritrade Apex receives a four-star rating in the 2005 Barron’s Review of Online Brokers, finishing 2nd overall among browser-based brokers

October 2004 Ameritrade completes the purchase of approximately 45,000 online retail accounts from JB Oxford & Company

October 2004 Ameritrade unveils Amerivest, powerful new online advisory service for long-term investors2

September 2004 Ameritrade launches a new Web site experience offering brokerage clients customization, enhanced products, ease of use and an impressive package of risk management tools

February 2004 Ameritrade completes the purchase of approximately 11,000 online retail accounts from BrokerageAmerica

January 2004 Completion of Bidwell & Company acquisition adds approximately 100,000 accounts and $5 billion in client assets

June 2003 Ameritrade completes the purchase of approximately 16,500 Mydiscountbroker.com online retail accounts from SWS Group, Inc. (NYSE: SWS)

September 2002 Ameritrade merges with Datek Online Holdings Corp.

Corporate Information

MANAGEMENT TEAM	CORPORATE HEADQUARTERS

J. Joe Ricketts — Chairman and Founder

Joe H. Moglia — Chief Executive Officer

Bryce Engel — Senior Vice President, Chief Brokerage Operations Officer

Phylis M. Esposito — Executive Vice President, Chief Strategy Officer

Kenneth I. Feldman — President, Private Client Division

Kurt D. Halvorson — Executive Vice President, Chief Administrative Officer

Asiff Hirji — Executive Vice President, Chief Information Officer
Ellen L.S. Koplow — Executive Vice President, General Counsel

John R. MacDonald — Executive Vice President, Chief Financial Officer and Treasurer

Anne L. Nelson — Executive Vice President, Chief Marketing Officer

J. Peter Ricketts — Executive Vice President, Chief Operating Officer, Vice Chairman and Corporate Secretary

Larry Szczech — Executive Vice President, Chief Client Officer	4211 S. 102nd Street
Omaha, NE, 68127

MAILING ADDRESS
 PO Box 2760
Omaha, NE 68103-2760
800-237-8692

FOR MORE INFORMATION
 Investor Relations: 402-597-5658
Corporate Communications:
800-400-1336
www.amtd.com
E-mail: amtdinfo@ameritrade.com

1IRAs may be excluded from some Apex offers. Apex membership may also be granted on a free trial basis. Qualification is reviewed every three months. Professional access to real-time data differs. Apex professionals can subscribe to receive real-time NYSE market data for $127.25 a month.

2Amerivest is an online investment advisory service of Amerivest Investment Management, LLC, an SEC registered investment advisor. Brokerage services provided by Ameritrade, Inc., member NASD/SIPC. Ameritrade, Inc. and Amerivest Investment Management, LLC are both wholly owned subsidiaries of Ameritrade Holding Corporation.

Ameritrade, Ameritrade Plus, Ameritrade Advisor Services and Ameritrade Corporate Services are Divisions of Ameritrade, Inc., member NASD/SIPC. Ameritrade Canada, Inc., member IDA/CIPF. Ameritrade Inc. and Ameritrade Canada, Inc. are subsidiaries of Ameritrade Holding Corporation. Ameritrade, Ameritrade logos and Ameritrade products and services are trademarks or registered trademarks of Ameritrade IPCompany, Inc. © 2005 Ameritrade IP Company Inc. All rights reserved. Used with permission.

AMTD IR 4/05

Toronto Dominion Bank Financial Group Fact Sheet

About Toronto Dominion Bank Financial Group

•	Headquartered in Toronto, Canada, with more than 52,000 employees worldwide, The Toronto Dominion Bank and its subsidiaries are collectively known as Toronto Dominion Financial Group (TDBFG).

•	As of April 30, 2005, TD Bank Financial Group had more than CDN $359 billion in assets. TD Bank Financial Group ranks as one of the top on-line financial services providers in the world with more than 4.5 million on-line customers. The Toronto-Dominion Bank trades on the Toronto and New York stock exchanges under the symbol “TD”.

•	TD Bank Financial Group offers a full range of financial products and services to more than 14 million customers worldwide through four key business lines:

1. Canadian Personal and Commercial Banking (TD Canada Trust)

As a result of the acquisition of CT Financial Services Inc. on February 1, 2000, the retail banking operations of TD and Canada Trust combined to become Canada’s premier retail banking organization, under the brand name TD Canada Trust.

TD Canada Trust is TDBFG’s customer-focused personal, small business and commercial banking business. Serving approximately 10 million customers across Canada, TD Canada Trust provides a full range of financial products and services through its retail branch network, telephone and internet banking, and through access to more than 2,700 automated banking machines.

2. Wealth Management (TD Waterhouse, TD Asset Management)

Globally TD Waterhouse provides investors and financial advisors with a broad range of brokerage, mutual fund, banking and other consumer financial products on an integrated basis. As of November 30, 2004 TD Waterhouse services 3 million active customer accounts in the United States, Canada, and the United Kingdom. In Canada, TD Waterhouse consists of:

•	TD Waterhouse Discount Brokerage which gives clients access to the information, tools and support that empower them to invest for themselves with confidence.

•	TD Waterhouse Private Client Services, including TD Waterhouse Private Investment Advice, a full-service brokerage for investors who want a high level of tailored advice and solutions from an experienced Investment Advisor; and TD Waterhouse Private Investment Counsel, which provides discretionary wealth management for high net worth clients.

•	TD Waterhouse Financial Planning allows clients to work with a professional Financial Planner to develop and implement an investment strategy and long-term financial plan.

TD Asset Management Inc. (“TDAM”), a member of TD Bank Financial Group and part of the TD Wealth Management group of companies, is one of Canada’s largest asset managers. As of February 28, 2005, TDAM managed approximately $37.7 billion CDN in retail mutual funds on behalf of more than 1.3 million investors. In total, TDAM and its affiliates manage approximately $132 billion CDN for mutual funds, pension funds, corporations, institutions, endowments, foundations and high net worth individuals.

3. Wholesale Banking (TD Securities)

TD Securities provides a wide range of capital market products and services to corporate, government, and institutional clients who choose TD Securities for its knowledge, innovation, and experience in the following key areas of finance: investment and corporate banking, capital markets, derivative products, and foreign exchange and money market.

TD Securities works with clients around the world, and its services include the underwriting and distribution of new debt and equity issues, providing advice on strategic acquisitions and divestitures, and executing daily trading and investment needs.

4. U.S. Personal and Commercial Banking (TD Banknorth)

On March 1 2005, TD Bank Financial Group completed the transaction to acquire a 51% stake in Banknorth Group, Inc. to create TD Banknorth.

TD Banknorth is a U.S.-based personal, small business, and commercial banking business which offers a wide range of services including savings and checking accounts, mortgages, credit cards, lines of credit, insurance, investment planning and wealth management services. TD Banknorth operates in northern New England and upstate New York through over 400 branches and 550 automated banking machines, also offering online banking services.

TD Waterhouse USA Fact Sheet

•	Founded in 1979, TD Waterhouse USA focuses on the brokerage and banking needs of independent-minded investors who are looking for an alternative to Schwab and higher-priced brokers like Merrill Lynch.

•	TD Waterhouse USA serves a wide spectrum of investors through its distinctive business model:

—	For purely self-directed investors, we offer a comprehensive online platform with premier research capabilities and a robust product line-up;

—	For investors who require a bit more guidance, we offer a dedicated branch network and TD Waterhouse Investment Centers;

—	For those investors who prefer more of a “full service” experience and an advice-driven approach, we have a network of independent advisors available across the country.

•	TD Waterhouse USA has over 2.1 million customer accounts, with over $143 billion in assets.

•	TD Waterhouse USA has more than 140 branches across the country.

•	TD Waterhouse has a nationwide network of 2,600 independent financial advisors who hold $38 billion in assets under management.

•	TDWaterhouse USA employs 2,600 associates.

About TD Waterhouse

TD Waterhouse Group, Inc., provides investors and financial advisors with a broad range of brokerage, mutual fund, banking, and other consumer financial products. Worldwide, TD Waterhouse currently has 3.2 million active customer accounts. TD Waterhouse is a wholly-owned subsidiary of The Toronto-Dominion Bank (NYSE/TSE: TD) and part of TD Bank Financial Group. For more information please visit www.tdwaterhouse.com.